UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

AGENUS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Forbes Road

Lexington, MA 02421

(Address of principal executive offices, including zip code)

(781) 674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	AGEN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

License Agreement

On May 17, 2021, Agenus Inc. (“Agenus”) entered into a License, Development and Commercialization Agreement (“License Agreement”) with Bristol-Myers Squibb Company (“BMS”) to collaborate on the development and commercialization of Agenus’s pre-clinical proprietary anti-TIGIT bispecific antibody program AGEN1777. Pursuant to the License Agreement, Agenus will receive an upfront cash payment of $200.0 million and is also eligible to receive up to $1.36 billion in aggregate development, regulatory and commercial milestone payments plus the tiered royalties described below.

Under the License Agreement, Agenus grants BMS an exclusive worldwide license under certain of Agenus’ intellectual property rights to develop, manufacture and commercialize AGEN1777 and its derivatives in all fields; provided, Agenus retains an option to access the licensed antibodies for use in clinical studies in combination with certain other pipeline assets of Agenus subject to certain restrictions. In exchange, BMS is responsible for all of the development, regulatory approval, manufacturing and commercialization costs with respect to products containing AGEN1777. In addition to the upfront and potential milestone payments described above, Agenus will receive tiered double digit royalties on worldwide net sales of products containing AGEN1777 ranging from the low double digit to mid-teens percent. Additionally, Agenus has the option, but not the obligation, to co-fund a minority of the global development costs of products containing AGEN1777 or its derivatives, in exchange for increased tiered royalties on U.S. net sales of co-funded products ranging from the mid-teens to low twenties percent and ex-U.S. net sales of co-funded products ranging from the low double digits to mid-teens percent. All royalties are subject to certain reductions under certain circumstances as described in the License Agreement. Finally, Agenus also has the option to co-promote AGEN1777 in the U.S.

The royalty term shall terminate on a product-by-product and country-by-country basis on the latest of (i) the ten (10) year anniversary of the first commercial sale of such product in such country, (ii) the expiration of any regulatory exclusivity period that covers such product in such country, and (iii) the expiration of the last-to-expire licensed patent that covers such product in such country.

The License Agreement includes customary representations and warranties, covenants, indemnification obligations and closing conditions for a transaction of this nature. Closing of the transaction contemplated by the License Agreement is scheduled to occur no later than on the first business day after the parties receive clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, subject to the satisfaction or waiver of certain representations and covenants made by each party. Under the terms of the License Agreement, Agenus and BMS each have the right to terminate the agreement for material breach by, or insolvency of, the other party following notice, and if applicable, a cure period. BMS may also terminate the License Agreement in its entirety, or on a product-by-product or country-by-country basis, for convenience upon 180 days’ notice.

The foregoing descriptions of the License Agreement does not purport to be complete and are qualified in their entirety by reference to the text of the License Agreement, which will be filed as an exhibit to Agenus’ Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

On May 18, 2020, BMS and Agenus issued a press release relating to the License Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by BMS and Agenus dated May 18, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL, and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2021	AGENUS INC.

	By:	/s/ Adam Krauss
Adam Krauss
Chief Legal Officer